EXHIBIT 99.1

Minrad International, Inc. Announces RxElite Contract Amendment

Buffalo, NY (June 16, 2006) – Minrad International, Inc. (BUF.AMEX) announced today an amendment to its inhalation anesthetics distribution agreement with RxElite Holdings, Inc.  The significant changes include:

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RxElite has agreed to expand its sales management and to hire additional sales representatives in order to cover the U.S. market, in preparation for pending FDA regulatory approval of MINRAD’s generic sevoflurane.

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In return for a waiver of its 2006 and 2007 annual isoflurane and enflurane commitments, RxElite has agreed to a price increase for sevoflurane and to an increase in its annual guaranteed purchase commitments  for sevoflurane.

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Greater contract protection for Minrad in the event that  RxElite experiences a change of control.

MINRAD is an interventional pain management company with real-time image guidance and anesthesia and analgesia product lines.

CONTACT:

MINRAD International, Inc.

Kirk Kamsler

716-855-1068

kkamsler@minrad.com

RxElite Holdings Inc.

Jonathan Houssian

208-288-5550

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The information contained in this news release, other  than  historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Factors that may cause actual results to differ materially from those expressed or implied by its forward-looking statements include, but are not limited to,  Minrad International’s limited operating history and business development associated with being a growth stage company; its dependence on key personnel;  its need to attract and retain technical and managerial personnel;  its ability to execute its business strategy; the intense competition it faces; its ability to protect its intellectual property and proprietary technologies; its exposure to product liability claims resulting from the use of its products; general economic and capital market conditions;  financial conditions of its customers and their perception of its financial condition relative to that of its competitors;  as well as,  those risks described under the heading “Risk Factors” of Minrad International's Form 10-KSB,  filed with the Securities and Exchange Commission on March 29, 2006.   Although Minrad International, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.